Exhibit 99.1
NEWS RELEASE

CONTACT:
Al Galgano
952-567-0295
Al.Galgano@spok.com

Spok Announces Access Procedures for Its Investor Update on
November 10, 2020

Company to Share Virtual Presentations from the Spok Connect 20 Conference

SPRINGFIELD, Va. (Nov. 4, 2020) – Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in healthcare communications, today announced the procedure for obtaining access to its Investor Update. The Spok 2020 Investor Update will include selected presentations from the Spok Connect 20 user conference from October 2020. Presentations from that conference will be made available to investors starting at 10:00 a.m. EST on Tuesday, November 10, 2020. The presentations will be available for viewing until 5:00 p.m. EST on Thursday, December 10, 2020.

An archive of the webcast presentations, including audio, video and presentation slides, will be accessible in the What’s New section of the Investor Relations page of the Spok website at www.spok.com. The 2020 Investor Update presentations have been password protected. To obtain the passcode to view the presentations please contact Al Galgano in Spok Investor Relations at (952) 567-0295 or al.galgano@spok.com. Additionally, a link to the presentation slides will also be available in the What’s New section of the Investor Relations page of the Spok website at www.spok.com. These slide presentations will be available starting at 10:00 a.m. EST on Tuesday, November 10, 2020 through 5:00 p.m. EST on Thursday, December 10, 2020.

Spok.com

About Spok
Spok, Inc., a wholly owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Virginia, is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Go® and Spok Care Connect® platforms to enhance workflows for clinicians and support administrative compliance. Our customers send over 100 million messages each month through their Spok® solutions. When seconds count and patients' lives are at stake, Spok enables smarter, faster clinical communication. For more information, visit spok.com or follow @spoktweets on Twitter.

Spok is a trademark of Spok Holdings, Inc. Spok Go and Spok Care Connect are trademarks of Spok, Inc.

Spok.com
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